Exhibit (a)(6) Personnel Option Status Report

OPTION EXCHANGE PROGRAM

PERSONNEL OPTION STATUS REPORT

Personal and Confidential

[Employee Name]

[Employee Address]

[Employee Address]

The following table lists all of your outstanding, unexercised options, as of February 14, 2003. Of these options, the options that are eligible for the Option Exchange Program, described in the Offer to Exchange dated February 14, 2003, are shown on your separate Report of Eligible Option Grants.

Option Number	Grant Date	Plan	Options Granted	Exercise Price	Options Exercised	Options Remaining

ESO = Amended and Restated Equity Compensation Plan

2001 = Fiscal 2001 Stock Option Bonus Plan

2002 = Fiscal 2002 Stock Option Bonus Plan

NQ01 = 2001 Nonqualified Stock Option Plan

This Personnel Option Status Report was prepared in connection with Cree’s Offer to Exchange dated February 14, 2003. If you have any questions about this information, please contact the

Stock Plan Help Desk by telephone at (919) 313-5800, by e-mail addressed to

stockplan_helpdesk@cree.com, or by mail addressed to

Stock Plan Administrator, Cree, Inc.,

4600 Silicon Drive, Building 10, Durham, NC 27703.